Exhibit 99.1
SILVER STREAM
MINING CORP

SILVER STREAM ANNOUNCES TERMINATION OF METATES OPTION AGREEMENT

LAS VEGAS, NV, SEPTEMBER 12, 2014 – Silver Stream Mining Corp. (the "Company" or "Silver Stream") (OTCQB: AGSM) announced today it has terminated the Metates Option Agreement ("Agreement") on its Metates Mine Property ("Metates Property") located in the Mexican State of Sinaloa, approximately 110 kilometers northeast of the city of Mazatlan.

On August 25, 2014, the Company and the Optionor of the Metates Property terminated the Agreement, and the Metates Property ownership reverted to the Optionor.  The Company has no further payment obligations under the Agreement.

About Silver Stream: Silver Stream is a natural resource company engaged in the acquisition of, exploration for, and development of, metallic mineral resources in the Americas. The Company is currently focused on delivering shareholder value through the advancement of the Zonia Copper Project in Yavapai County, Arizona and the exploration of the Solomon Pillars Gold Property in Beardmore, Ontario, Canada. The Company's Technical Advisory Team, with expertise in geology, engineering and operations provides a foundation to assess other mining projects for potential acquisition or joint venture opportunities throughout the Americas and to pursue the development of the Company's existing projects in a focused and economical manner.

FORWARD LOOKING STATEMENTS:

Information contained herein regarding optimism related to the Company's business, expanding exploration, development activities and other such statements are "forward-looking statements". While Silver Stream believes such statements are reasonable, they are based on current expectations, estimates and projections about the Company's business and are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including market prices for the Company's mineral products, international and domestic economic conditions, and other risk factors listed in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release, except as required by applicable law.

Contact:
Silver Stream Mining Corp.
Terrence H. Byberg, President and C.E.O.
Tel: (702) 818-1775
info@silverstreammining.com